AIRGATE PCS, INCORPORATED
                                                  Moderator: Thomas Dougherty
                                                          08-12-04/8:00 am CT
                                                         Confirmation #653828
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                            AIRGATE PCS, INCORPORATED

                           Moderator: Thomas Dougherty
                                 August 12, 2004
                                   8:00 am CT


Operator:             Good day everyone and welcome to this AirGate PCS
                      Incorporated Third Quarter Earnings conference call.
                      Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the conference over to Ms. (Dru Anderson). Please go ahead ma'am.

(Dru Anderson):       Thank you and good morning everyone. Statements
                      made in this conference call today regarding expected financial results and other planned events should be considered forward-looking statements that are subject to various risks and uncertainties.

                      Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management. A variety of factors could cause actual results to differ materially from those anticipated.

                      For a detailed discussion of these factors and other cautionary statements, please refer to AirGate PCS filings
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                      with the Securities & Exchange Commission especially in
                      the risk factors section of AirGate PCS Form 10-K/A for the fiscal year ended September 30, 2003.

                      In addition, today we will be providing non-GAAP financial measures during this call such as EBITDA ARPU and CPGA. These metrics are a supplement to GAAP financial information and should not be considered an alternative to or more meaningful than GAAP financial information. A reconciliation of these non-GAAP financial measurements plus directly comparable GAAP financial measurement is included as a schedule to our earnings release which has been filed with the SEC on Form 8K.

                      I would now like to introduce Tom Dougherty, Chief Executive Officer and President of AirGate PCS. Please go ahead sir.

Thomas Dougherty:     Thank you, Dru. Good morning and thank you for
                      joining us. With me on the call today is Bill Loughman, our new Chief Financial Officer on his inaugural call with AirGate. The purpose of this call is to review financial and operating results reflected in our third quarter of fiscal 2004 or the three month period ended June 30, 2004.

                      We issued a news release yesterday evening and each of you should have received a copy of the release and accompanying financial summary.

                      I'll begin our discussion today with some comments about recent events at the company and then turn the call over to Bill who will follow with more detailed information about our third quarter financial results and operating metrics.

                      First of all, this is the kind of earnings call I like to host. It certainly is more fun than the last couple of years. We have some good news to deliver.

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                      First, we produced our sixth consecutive double digit
                      EBITDA which was a key component of our smart growth strategy.

                      Second, this is the first quarter in which we exceeded $20 million in EBITDA.

                      Lastly, this was the first quarter in which we reported positive net income from continuing operations. And perhaps the most exciting of all, we're ready to begin some initiatives that will increase the growth rate of the company.

                      So let me touch on some of the results of the quarter that helped lead to our profitability.

                      Subscriber results were strong and we actively are working to build our subscriber growth. One of the bright spots of the quarter was churn. Our churn dropped by 37 basis points sequentially. While seasonal effects typically bring involuntary churn down to its lowest point of the year, we also began some initiatives to address the voluntary churn within our subscriber base.

                      As part of our customer retention efforts with more data at our disposal, we have been more clearly identifying those subscribers most susceptible to leaving as well as those that have the most value to AirGate. We're better learning how to keep these customers happy with our service.

                      While improvements in churn were pretty strong, I would characterize our gross add performance as just steady. While Sprint has put a lot of effort and advertising dollars behind its Fair and Flexible initiative as has been the case with Sprint, we have not seen as high a percentage of adopters as we initially expected. Most subscribers are still taking the traditionally structured price plans. In any event, we've provided a choice to our subscribers and they are slowly learning the benefits of Fair and Flexible and we're optimistic about its future.

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                      We're still optimistic that the Sprint family companies
                      will be able to increase its share of decisions in the marketplace with the F&F option, Fair and Flexible option, and the increased awareness in the marketplace of the Sprint brand.

                      As for stoking the growth of our distribution, we're underway with some of the following. We're moving stores to more optimal locations. We're working to add additional distribution points. We're adding sell sites at an aggressive pace of 50 to 80 sites for each of the next four years. We expect to begin seeing some of impact of these efforts soon and especially during fiscal 2005.

                      To touch on the top line, revenues were strong. Inbound roaming was bolstered by strong minute of use growth despite our 4.1 cent per minute roaming rate with Sprint. As you might recall, we do not have the 5.8 per minute pricing as do many of our affiliate peers who've completed renegotiations with Sprint.

                      Subscriber revenues continue to build with stable subscriber pricing and data continuing to diffuse into our base and supplement ARPU.

                      Our operating expenses per subscribers have improved significantly year over year with lower Sprint service bureau fees and lower bad debt with improved subscriber base, credit profile and deposit levels.

                      We're able to keep our overall expenses under control despite strong network minutes of use growth in excess of 20% year over year. We also kept our acquisition costs under control with a CPGA of $330.

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                      Now last point I make on our financials is the balance
                      sheet is the strongest it's been in years with over $62 million in cash and cash equivalents despite paying down principal under our credit facility of about $3.3 million during the quarter.

                      As I noted on the last earnings call, we had expected to fill our CFO and General Counsel positions during the quarter. We added Roy Hadley as our General Counsel and Bill Loughman as our Chief Financial Officer. Both began with AirGate during July and I'm looking forward to their contributions to the team.

                      You'll meet with Bill in a few minutes, and I welcome you to introduce yourselves to Bill and Roy individually when you have a moment.

                      We will arrange another opportunity for you to meet Bill as he and I will be out meeting some of you individually in September and attending various investor conferences over the next few months.

                      Next, I'd like to make a few comments about our growth strategy. There are three areas in which I'd like to touch on. First, we're working on increasing our level of gross additions to increase our growth rate. Here are some of the initiatives underway. We are in the process of relocating some of our own retail stores to more optimal locations. And while this will take 12 to 24 months to complete, we're optimistic that it will increase productivity both on a per store basis and a total add basis.

                      We're working on net additional - to add additional distribution points. Not only are we working on opening some of our stores in some areas where we've not had our own retail locations, but we're also working with third

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                      parties who plan to operate dealer-branded stores. We
                      expect to begin seeing some of the impact of these efforts during fiscal 2005.

                      Second, we made some improvements in our churn rate over the last two years, but we believe there is more room for improvement. During the quarter, we began focusing more intently on the customer retention of prime customers with an initiative known as the Golden Ticket Program. We tested a variety of retention strategies and segmentations of our customer base to see what had the best impact on retention.

                      We believe we have a better understanding of this dynamic now than we did five months ago. We have had - we've made some retention decisions based on some of our preliminary conclusions, and we expect to continue to refine our understandings so that we can intelligently and selectively invest money in those subscribers who are of most value to AirGate.

                      While we achieved churn rates of 2.83% year to date and 2.55% in the past quarter, we're striving to reduce our churn rate to at or below the comparable industry average within the next two years. We think we can do that.

                      To increase our distribution capabilities in a productive fashion and increase our subscriber growth and build cash flow, we also need to invest more in our network. Over the last two years, we have under invested in our network as we were working our way through a tight capital position. During that time, we added only 33 cell sites to our network bringing it to its present, 811 cell sites.

                      I believe we lost some of our relative competitive positioning as others increased coverage more quickly. We will re-establish our relative positioning. To that end, we plan on adding 200 to 300 sell sites over the next four

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                      years while prior expectations would have been for about
                      50 cell sites. As a result, we expect incremental capital expenditures due to this higher build plan to be about $30 to $50 million over the next four years.

                      With a stronger network in conjunction with our stronger distribution network, we believe we'll be able to stimulate the growth of the company and build more subscriber value and loyalty resulting in lower churn.

                      Lastly, I'll just make a quick comment on the status of our discussions with Sprint as I suspect we'll be asked this question if I don't make any comment.

                      Yes, we're in active discussions aiming toward a settlement with Sprint. But while I'd like to share some thoughts on the status with our investors, and I'm confident investors would like to hear those thoughts, it would be inappropriate to talk about those discussions that are ongoing.

                      Having said that, I'll be willing to say that the tenor of these discussions has been pretty constructive, much more so than they were a year ago.

                      Having said all of that, I'll now turn the call over to our Chief Financial Officer, Bill Loughman. Bill?

William Loughman:     Thanks Tom. I'm excited about joining AirGate and I feel
                      optimistic about the opportunity for the company, especially now when we have reported our first profitable quarter from continuing operations with record EBITDA for the first time above $20 million.

                      With that said, I'll go over the highlights of the financial results and operating statistics for quarter ending June 30, 2004.

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                      I'd like to start by discussing our subscriber statistics.
                      We ended the quarter with 375,241 subscribers compared to 364,157 a year ago representing a growth rate of 3% and 2% sequentially.

                      Our subscriber base was over 30% 3G vision subscribers and contribute approximately $3.80 to ARPU when averaged across the entire subscriber base.

                      This compares to a 25% penetration of our base in the prior quarter and approximately $3.20 contribution to ARPU.

                      We are pleased with the continued adoption of vision services and are optimistic that we continue to increase the adoption rate and realize ultimate penetration consistent with those operated within the Sprint family.

                      Gross ads for the quarter were 38,223 versus 38,919 a year ago. Our prime credit quality gross addition as a percentage of our total gross additions were about 62% for the quarter versus about 80% a year ago and about 61% last quarter.

                      As for our subscriber base, it stands at about 72% prime which compared to 70% a year ago and 72% in the second fiscal quarter of 2004.

                      Our churn net of 30 day return were 2.55% in the third quarter versus 2.9% in the quarter a year ago. Churn was not only down year over year, but it was also the prior quarter figure of 2.92%.

                      We attributed the decrease in the quarter primarily to seasonality that lowered involuntary churn as subscribers are seemingly more willing and able to pay their bills and the increased focus on customer retention efforts with our

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                      Golden Ticket initiative geared towards both our most
                      valuable subscribers as well as those at most risk of churning.

                      Net additions for the quarter were 7,434 versus 5,593 a year ago.

                      Moving on, I'd like to now discuss our revenue and net income. During the quarter, AirGate reported total revenues of $86.0 million versus $83.2 million a year ago. As for net income, we reported net income of $2.2 million during the quarter versus a loss of $8.2 million a year ago.

                      As you will see when I go through my comments, the primary reasons for achieving profitability were lower interest expense due to our recapitalization, higher roaming revenues due to strong MOU growth during the quarter and lower bad debt expense as our allowance for doubtful accounts catches up to better reflect the improvements made to the composition of our subscriber base as we increase security deposits over the last three years.

                      Now I'll go over revenue in a little more detail and touch on some of the elements of our ARPU.

                      Of the$86.0 million total revenues, we reported for the quarter, $65.0 million was in service revenues, $17.4 million from roaming revenues and $3.6 million from equipment revenues.

                      As for ARPU excluding roaming, this came in at $58.35 compared with $59.90 a year ago.

                      Last year's service revenue included a $1.8 million settlement from Sprint related to E 911 reimbursements on account of $1.65 of last year's ARPU.

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                      Our ratio of inbound roaming MOU traffic to outbound
                      roaming MOU traffic was 1.33 to 1 during this quarter compared to 1.34 to 1 in the prior year's quarter.

                      The travel rates between AirGate and Sprint currently stand at 4.1 cents in 2004 versus 5.8 cents in 2003 resulting in a 29% decrease in the rate.

                      This rate reduction was partially offset by growth of about 35% in inbound travel minutes of use year over year.

                      Now a few points about our operating statistics. CPGA was $330 for the quarter compared with $381 in the quarter year ago. I would like to note that we have begun to report CPGA excluding the cost of handset upgrade.

                      Our non-customer acquisition related operating expense has improved year over year. We realize improvement for success in the following areas year over year. Our CCPU related service bureau fees were about mid $7 per subscriber for this quarter versus $9 in last year's period.

                      Bad debt expense improved year over year with not only the decrease in the subprime composition of our subscriber base, but also in the increase in required deposits on particular segments of subprime credit adds over last year.

                      It should be noted that the improvement of bad debt was also positively impacted by a $300,000 credit from a Sprint related receivable that was sold to a third party.

                      General and administrative expenses improved compared to the last few quarters as we have now completed our recapitalization.

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                      Lastly, while network operation-related expenses increased by $1.1 million or approximately 8%, our network usage increased over 20%.

                      EBITDA, earnings, before interest, taxes, depreciation and amortization was $20.2 million for the quarter versus $14.1 million a year ago. Not only was this a record EBITDA for AirGate, but it's also the first quarter in which EBITDA exceeded $20 million.

                      A few points to touch on the network. Capital expense during the quarter totaled $4.4 million compared to $3.7 million in the same quarter last year and have been $11.8 million to date.

                      During the quarter we continued to make routine investments in the network increasing the number of sites by nine to a total of 811. Our network usage increased over 10% compared to the second quarter of fiscal 2004.

                      Average MOUs per subscriber were approximately 1,050 minutes during the quarter compared to about 980 in the prior quarter and 875 a year ago. And we continue to realize the benefits of 1x technology in our network with over 60% of our handsets 1x compatible and approximately 80% of our network traffic use on 1x.

                      Lastly, some quick points related to our balance sheet. The company ended the quarter with cash and cash equivalents of $62 million. During the quarter we made a $3.3 million scheduled payment according to the amortization schedule under our credit policy - credit facility.

                      As for debt balances, as of the end of the quarter, the following are the principal amounts outstanding for each of our debt instruments.

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                      Our credit facility is $134.5 million. Our 13-1/2% note is
                      $1.7 million and our 9-3/8% note is $159 million. This excludes the $23.2 million unamortized discounts.

                      With that I'd like to turn it back over to the operator. Operator, we are now ready to take questions from those on the call.

Operator:             Thank you. The question and answer session will be
                      conducted electronically. If you'd like to ask a question today, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.

                      If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 now. We'll pause just a moment to assemble our roster.

                      And we'll go first to (Rishi Bajaj) with Silverpoint Capital.

(Rishi Bajaj):        Hey Tom, great quarter.

Thomas Dougherty:     Thank you.

(Rishi Bajaj):        Quick question. The CAPEX for the quarter, it seems like
                      you spin out 1.8 to 2 million on new cell sites. Is that about right?

Thomas Dougherty:     I'm sorry, could you repeat the question? We...

(Rishi Bajaj):        How much of the CAPEX for the quarter was new cell sites
                      versus maintenance CAPEX?

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Thomas Dougherty:     In this particular quarter, while we introduced
                      nine cell sites, the capital that's been spent is spread over a number of quarters with that. So - do you have the exact number Bill?

William Loughman:     Net for the cell sites, for the total amount we spent for
                      the quarter is 4.4 million in capital expenditures.

Thomas Dougherty:     We have - typically when we spend our money on
                      capital in this fairly capital constrained time, about 2/3 of it has gone toward switch expansion and 1/3 toward cell sites. And I think that that would have been the kind of ratio over the last three or four quarters that would have been in place.

(Rishi Bajaj):        Got it. So then moving forward when you say an additional
                      200 to 300 cell sites and 30 to 60 million over thenext - you said three years...

Thomas Dougherty:     That's incremental to the amount that we would
                      have planned to spend. So if you can think about some of the capital that we have projected, for example in our S4, that's the amount over and above those sort of capital expenditures that we're talking about.

(Rishi Bajaj):        Got it.

Thomas Dougherty:     Okay?

(Rishi Bajaj):        Yes, and one more question related to that. Is that
                      related more toward the EVDO or is that MOU expansion in your markets? I mean, what was the impetus behind...

Thomas Dougherty:     Our market research showed that where we have
                      network, people are very happy with it. But our competitors have slowly over the last couple years where

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                      we have not been spending money, they have grown their
                      networks to a more comprehensive coverage. So most of this is going to go for either increased footprint or better in building coverage. That's the place that our market research shows that we need.

                      There is an increment in there for EVDO or EVDV once Sprint makes that final call. But that expenditure will not come until about two to three years from now.

(Rishi Bajaj):        Well thank you very much. Appreciate it.

Thomas Dougherty:     Okay.

Operator:             We'll go next to (Rich Barrera) with Glenview Capital.

(Rich Barrera):       Hey guys, good quarter.

Thomas Dougherty:     Thanks.

(Rich Barrera):       On the CAPEX issue, it's 30 to 50 million over a four year period?

Thomas Dougherty:     That's about right.

(Rich Barrera):       So if we had 15 million in the S4, kind of call it 25 plus would be reasonable?

Thomas Dougherty:     Yes I'd say all items in network and others you'd probably find we're going to spend some money on stores and other things, it'll probably come closer to the 30 mark for the next three years.

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(Rich Barrera):       Got it. And we had an EBITDA projection in the S4 for this year of I believe it was $55, $56 million.

Thomas Dougherty:     Right.

(Rich Barrera):       We've done 47 million year to date. And if I look at the
                      seasonal patterns, you know, generally we have a better roaming quarter in the September quarter than in the June quarter. So it would seem that we would be hard pressed to do the $55 million at this point. Is it safe to assume that we're going to do a number well over $60 million at this point?

Thomas Dougherty:     I think you've caught me. I think you've figured it out.
                      Yes, I would say that I'm extremely confident that we'll make 55 million. We may even slightly exceed it.

(Rich Barrera):       Okay, great. I appreciate it.

Thomas Dougherty:     Okay.

Operator:             And as a reminder to the audience, if you do have a
                      question, please press star 1 now. We'll go next to (Mark
                      De Russy) with Raymond James.

(Mark De Russy):      Hi. Good morning guys.

Thomas Dougherty:     Good morning. How are you?

(Mark De Russy):      I'm good. I'm good. Yes it sounds like that 55
                      number is going to be easily achievable. You mentioned that you've been engaged in some productive discussions with Sprint. How would you characterize sort of where those discussions are? Is it a situation where we're just

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                      bouncing back terms? Do we have terms out there? To your
                      best ability, can you give us some sense of your timeline for having some stuff resolved with them?

Thomas Dougherty:     I think that (Mark), the best thing I can do is
                      to not comment very much on the discussions at all except to say that - and in terms of timing, we've been ready for some time to settle with Sprint. And between the two of us, we've each had our own reasons why it hasn't happened.
                      And those reasons are slowly but surely dissipating.

(Mark De Russy):      Sounds good. You mentioned something earlier
                      Tom, in your prepared remarks about having more data at your disposal about your customers. Could you give us some color on that type of data and why you're getting more data?

Thomas Dougherty:     Well about nine months ago we started getting
                      more comprehensive individual customer data that's - had before that, not been available to us for very good reasons I'm sure. But they became available to us. And we immediately set about the task of cataloguing the data, looking at it in a number of different perspectives as you might imagine when you start mining data that you haven't had before. For the first two or three months, you're just trying to get a handle on how to best use it.

                      What we focused on first and foremost was how to best serve the customer better and as a byproduct of that, one of my senior management team, (Jonathon Full) had said about understanding what were the major drivers for people who were happily paying their bill every month for churning off?

                      And that combined with some market research that was based on some of this data that we got, we were able to identify some of the major drivers and were zooming in on those factors to be able to figure out how we can best satisfy those customers. And it's been very, very helpful. And I think that in the long term, it's going to make us much
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                      better equipped to manage our prime - particularly our
                      prime credit customer base.

(Mark De Russy):      Excellent. And then maybe for Bill, did you mention how
                      much of your ARPU came from data this quarter?

William Loughman:     No we did not.

(Mark De Russy):      Okay. Hold on, wait a minute.

Thomas Dougherty:     Three dollars and 80.

William Loughman:     Three dollars and eighty cents.

(Mark De Russy):      Three dollars and eighty cents? Okay, so that's a good
                      strong number. And what are you spending on retention?

Thomas Dougherty:     The - probably the easiest number to give you is the
                      upgrade number.

(Mark De Russy):      Yes.

Thomas Dougherty:     The upgrade has been averaging right at 50 bucks per total customer added. So in other words, we're not spending $50 for each one of the customers that we retain. It's over the number of customers we've added for the month. There's about - if you were to take this and add it on to CPGA...

(Mark De Russy):      Right.

Thomas Dougherty:   ...with it it's $380. Without it it's $330.

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(Mark De Russy):      Okay. Thanks. Good luck guys.

Thomas Dougherty:     Okay.

Operator:             Next we'll go to (Tim Lash) with Third Point Management.

(Tim Lash):           Hi. Congratulations on a great quarter.

Thomas Dougherty:     Thank you.

(Tim Lash):           On service bureau fees, did you mention you paid 7.50 per
                      subscriber to Sprint in the quarter? Was that correct?

Thomas Dougherty:     That is correct.

(Tim Lash):           Okay. And then as it relates to the Sprint
                      discussions, it seems like the latest Sprint agreements for service bureau fees were more in the $7 range. And then once again on the roaming front, you're leaving a heck of a lot of cash on the table at this 4 cent rate.
                      Any idea whether or not you'd be able to - you know, if you took the Sprint deal, whether or not you'd be able to get retroactive credit for some of these rates, whether the service bureau or on the roaming rate?

Thomas Dougherty:     I think you'd be surprised if I told you that
                      we weren't discussing that issue. But I just don't think it's productive to comment on it. It's certainly one of those items that's on the table.

(Tim Lash):           Great. Thank you.

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Operator:             And one final reminder if you do have a question, please
                      press star 1 now. We'll take a follow-up question from (Rich Barrera).

(Rich Barrera):       Hey guys, a follow-up on the Sprint deal. What -
                      if - what would be the impact - I calculate the impact if we got a $6.75 or $7 back office number at $2 to $3 million. What would be the impact on the roaming side, the net roaming benefit we would get if we increased the rate from the current 4.1 to the 5.8 cents that everybody else is - or that people who signed the deal are getting?

Thomas Dougherty:     On an annual basis at our current customer
                      account and Sprint's current customer account, assuming that the roaming rate, you know, the ratio stays about the same, it'd probably be in the range of $6 to $7 million a year.

(Rich Barrera):       And that's just the roaming or is that also the back
                      office?

Thomas Dougherty:     No that's the roaming.

(Rich Barrera):       And the back office would be another couple million
                      dollars on top of that?

Thomas Dougherty:     That's right.

(Rich Barrera):       Great. Thank you.

Thomas Dougherty:     Okay.

Operator:             And we'll go next to (Robert Hopper) at UBS.

(Robert Hopper):      Hey guys, you had a pretty good step down even
                      when taking into consideration the $300,000 credit G&A

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                      this quarter. I believe there's a mention of an adjustment to the allowance for doubtful accounts with them. Was that somewhat of a benefit as well this quarter? And if so, can you quantify it?

William Loughman:     Yes the adjustable would be about 1.4 million.

(Robert Hopper):      Okay, so going forward, a good run rate for G&A is
                      somewhere in the north of $6 million range?

Thomas Dougherty:     G&A?

(Robert Hopper):      So if we normalize it.

Thomas Dougherty:     Oh I see what you mean. Could we call you back to make
                      sure - wait. Hold on. I'm - hold on just a moment.

                      We think that the G&A figure would probably normalize around 4-1/2 million.

(Robert Hopper):      Okay, thanks.

Operator:             And we'll go next to (Adam Moss) at US Trust.

(Adam Moss):          Hi. Good morning. Quick question, just looking at the
                      growth in minutes on your network and with the nice ramp in the data ARPU, just wondering if the company still feels comfortable with its spectrum position. I guess you only have 10 megahertz of spectrum in your markets.
                      Thanks.

Thomas Dougherty:     Well the one great thing about 1X RTT is it is
                      a spectrum enhancer. It has done wonders for us just as we

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                      predicted it would. And for the foreseeable future, we're
                      perfectly okay with the 10 megahertz, you know, for the next - I'm going to say I'm pretty confident for the next four or five years that 10 megahertz will be just fine.

                      Longer term, I believe that there will probably be a need for additional spectrum. And we're going to address that as part of our strategic plan as we move forward. There's no point in waiting until you need it to address the issue. So I think you'll see as we come out and spend time with some of our investors that we'll be addressing that issue and how we have a solution for that problem longer term. But immediately there's no problem and for the next four or five years we're just fine.

(Adam Moss):          Thank you.

Thomas Dougherty:     Okay.

Operator:             And we'll go to a follow-up from (Mark De Russy).

(Mark De Russy):      Two questions really, one as a point of
                      clarification on the adjustment to bad debt. From a P&L standpoint, is that coming into your cost of service question number one? And then question number two, when do we start to see your ramp up in your cell side deployment?
                      Is that something that's happening today?

Thomas Dougherty:     Let me answer the last one and I'll let Bill
                      answer the second one - the first one rather. The cell side ramp up has in fact started. We're out acquiring sites as we speak. We have a plan that would - it'll be a rolling three year plan that will give us enough latitude to be able to acquire sites. And you won't see a nice even ramp up because as you know, going through the zoning

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                      process and going through the site acquisition process, it doesn't come in a nice smooth you turn on the spigot and here come the sites.

                      But we have - we've given our technical people a great deal of latitude to go find the sites and then build them as quickly as they can and get them going. So I would have expected to see a bit more front end loaded because of the number of sites that they're after. And perhaps we'll slow it down a bit as we get out further. But we're going to be putting out between 200 and 300 over the next four years. And who knows, it could be 80 or 100 of those in the first year.

(Mark De Russy):      Okay.

Thomas Dougherty:     All right?

(Mark De Russy):      Yes.

William Loughman:     And...

Thomas Dougherty:     Go ahead.

William Loughman:     ...on the bad debt expense, it would be in the cost of
                      service.

(Mark De Russy):      Right. Okay, thank you.

Operator:             And next we'll move to (Ryan Langdon) with AIG.

(Ryan Langdon):       Hi Tom.

Thomas Dougherty:     Hi (Ryan).

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(Ryan Langdon):       How are you doing?

Thomas Dougherty:     I'm fine. I hope you are.

(Ryan Langdon):       I'm well, thank you.

Thomas Dougherty:     Good.

(Ryan Langdon):       I was curious with this news lately from
                      (Tritan) which appears to overlap you in some markets and from what I can gather from them, they appear to be in this M&A swap phase where they're going to maintain their base at the same time you plan to coincidentally accelerate your growth.

                      What kind of overlap of the swap markets do you see? And have you observed any change in the competitive dynamics of your market as you endeavor to apparently expand your growth rate?

Thomas Dougherty:     Well just so you and I are together, the swap
                      that they did with - you're referring to the AT&T Cingular swap with them of the North Carolina properties?

                      They had already been in all of those markets already. It's just a matter of them picking up the additional property that goes not only overlap with our territory, but there's an overlap in Charlotte, Raleigh and Greensboro with Sprint. They have those properties. So they essentially just picked up another layer of network and customers that it overlays with us.

                      We don't think that it's really going to change much in terms of competitive dynamic in that the incremental that

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                      they got is essentially - it doesn't change any of the
                      dynamics. And in fact what they're going to do is lose the AT&T brand name that they may have been able to market with before. And the AT&T brand name should we chose to would be actually operating in our network.

(Ryan Langdon):       So net, net, you'll shift to more sort of SunCom
                      competition versus AT&T wireless?

Thomas Dougherty:     That's correct. And in addition to it being
                      just (Sun Com), we seem to be getting, if there's any indication at all, most of the ports in that we get in the local number portability seem to be coming from SunCom. I don't know if that's any indication of what they're future is. But I don't see them being more powerful than they were before. It'll just be at about the same level of competitive nature.

(Ryan Langdon):       Okay, thank you.

Thomas Dougherty:     Okay?

Operator:             And there are no further questions at this time. Mr.
                      Dougherty, I'll turn the conference back over to you.

Thomas Dougherty:     All right, well thank you very much. Operator,
                      I want to thank you and I also want to thank the folks for being on here with us. Just to summarize, we - AirGate is profitable. And that's a first. So we want to take a moment to note that. I believe in fact it's the first time that a Sprint affiliate has been profitable. Second - of a public affiliate anyway. I don't know about the private one.

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                      We do have a growing EBITDA and we're very pleased to say
                      that the trend is one that we seem to be going from strength to strength. We are most importantly and perhaps most interestingly we're rekindling our revenue growth and we're doing that be adding a great deal of network to our existing high quality network.

                      And I should point out that the metric by which we measure our network performance is very, very strong. But we're going to add in terms of footprint and in inbuilding coverage. Retail distribution growth is going - we're going to add not only better quality retail doors but we're going to have more of them. And we expect to be able to lower our churn rate to the lower rates that help us grow.

                      So I just want to thank all of you for spending time with us this morning. And on behalf of everyone here at AirGate, we appreciate your continued support. I look forward to reporting our future results to you of higher growth and higher earnings. Thanks very much.

Operator:             And that does conclude today's conference. Again, thank
                      you for your participation.


                                       END